UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 9, 2015

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On December 9, 2015, Amyris, Inc. (the “Company”) and Amyris Brasil Ltda., a subsidiary of the Company (“AB”) entered into the following agreements with São Martinho S.A. (“SM”) and SMA Indústria Química S.A. (“SMA,” and, collectively, with the Company, AB and SM, the “Parties”):

•	Share Purchase and Sale Agreement (the “SPA”)

•	Termination Agreement (the “Termination Agreement”)

Background for Termination Agreements

After several months of discussions among the Company and SM, the Company determined that the economics of the agreements subject to the Termination Agreement were not advantageous to the Company. Accordingly, the Company determined that it would be in the best of interest of the Company and its stockholders to concentrate manufacturing activities at the Company’s existing manufacturing plant in Brotas, Brazil, and is expanding operations at that facility that deliver more favorable economics compared to the SMA plant. Furthermore, the Company is in active discussions with two other parties for expanded manufacturing in the U.S. with third party funding and better economics than those contemplated by the SMA agreements, to support expected increases in demand for renewable products in 2017 and beyond. Thus the Company negotiated and entered into the Termination Agreement and related agreements

History of SMA Agreements

In April 2010, the Company established SMA as a joint venture with SM to build a production facility in Brazil. The Company completed a portion of the construction of the production facility in 2012, but suspended construction in 2013 in order to focus on completing and operating the Company’s facility in Brotas, Brazil. In February 2014, the Parties amended (the “JV Amendment”) the terms of their Joint Venture Agreement relating to SMA (originally dated April 14, 2010, as amended, the “JV Agreement”), which updated and documented certain preexisting business plan requirements related to the start-up of construction and set forth, among other things, (i) an extension of the deadline for the commencement of operations at the SMA-operated plant to no later than 18 months following construction of the plant and no later than March 31, 2017, and (ii) extension of an operation held by SM to build a second large-scale fermentation facility to no later than December 31, 2018 with the commencement of operations at such second facility to occur no later than April 1, 2019. Discussions between Amyris and SM relating to the JV Amendment terms led to the parties agreeing that, if they had not entered into a new agreement relating to the construction of the SMA plant by August 31, 2015, the JV Agreement and related agreements would be terminated. Following discussions and evaluation that extended past such date, the parties entered into the Termination Agreement and SPA.

Termination Agreements

Under the Termination Agreement, the Parties agreed that the JV Agreement and the Shareholders Agreement, dated as of April 14, 2010 (the “SHA”), among the Company, AB and SM, would be terminated effective upon the closing of a purchase by AB of SM’s shares of SMA as described below. The Termination Agreement also terminated certain other agreements among the parties related to supply by SM of feedstock to the plant and certain offtake agreements.

Under the SPA, as contemplated by the JV Agreements for certain terminations, AB agreed to purchase, for R$50,000 (50,000 Brazilian reais, which is approximately US$13,325 based on the exchange rate as of December 9, 2015), 50,000 shares of SMA (representing all the outstanding shares of SMA held by SM), with the closing of such purchase to occur within five days after receipt by the Parties of a Brazilian antitrust regulatory approval. The SPA also provides that Amyris and AB will have 12 months following the closing of the share purchase to remove assets from SM’s site, and enter into an extension of the lease for such 12 month period for monthly rental payments of R$9,853 (or approximately US$2,626 based on the exchange rate as of December 9, 2015). The SPA also clarified that the Company and AB would not be required to demolish or remove the foundation of the work site.

Item 1.02     Termination of a Material Definitive Agreement.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: December 15, 2015	By: /s/ Nicholas Khadder
Nicholas Khadder
SVP and General Counsel